Exhibit 99.3

Press Release

Contact:                  Abbe Serphos, 212-556-4425, E-mail:  serphos@nytimes.com
This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY APPOINTS JAMES M. FOLLO SVP & CFO

Names James C. Lessersohn SVP, Corporate Development;
Stuart P. Stoller, SVP, Process Engineering;
George A. Barrios, VP, Treasurer and
R. Anthony Benten, VP, Corporate Controller

NEW YORK, December 14, 2006—The New York Times Company announced today the appointment of James M. Follo as senior vice president and CFO.  Mr. Follo, who most recently served as chief financial and administrative officer of Martha Stewart Living Omnimedia, Inc., succeeds Leonard P. Forman, who is retiring at the end of December.

The Company also announced the promotions of several key leaders:

•                  James C. Lessersohn, vice president, finance and corporate development, has been named senior vice president, corporate development.

•                  Stuart P. Stoller, vice president, process engineering and corporate controller, has been named senior vice president, process engineering.

•                  George A. Barrios, CFO and senior vice president, New England Media Group, has been named vice president, treasurer.

•                  R. Anthony Benten, vice president, treasurer, has been named vice president, corporate controller.

All of the appointments are effective January 8. Messrs. Follo and Lessersohn will report to Janet L. Robinson, the Company’s president and CEO.  Messrs. Stoller, Barrios and Benten will report to Mr. Follo.

In making the announcement, Ms. Robinson said, “We are delighted to welcome Jim Follo to The Times Company.  He is a seasoned financial executive with a strong background in accounting, systems, audit, tax and treasury.  His extensive track record working with a wide range of media and in communicating with Wall Street will be extraordinarily valuable as we execute on our multi-platform strategy.

“We are extremely fortunate to have a very talented group of leaders to take on several other important positions.  Jim Lessersohn played a key role in our highly successful acquisition of About.com as well as other complementary acquisitions and investments.  Going forward we expect him to continue to work on rebalancing our portfolio of businesses.  Stu Stoller is a proven executive with a strong command of our businesses.  He has led our initiatives to improve our operational efficiency and to decrease fixed and variable costs, which have resulted in savings of $120 million over the past two years.  Stu will continue to focus on productivity and cost reductions in his new position.

“George Barrios’s skills and extensive experience in financial management, as demonstrated in his innovative approach to streamlining the New England Media Group’s processes, will serve us very well as he assumes the treasurer position.  Tony Benten’s accounting background, as well as the financial acumen he displayed in capital allocation, investing and financing decisions, will benefit us as we continue to strengthen our financial reporting.”

Mr. Follo, 47, served as chief financial and administrative officer of Martha Stewart Living Omnimedia, Inc. from 2001 to 2006, and as senior vice president, finance and controller from 1998 to 2001.  From 1994 to 1998, he was with General Media International, Inc., a diversified publishing company, most recently as executive vice president, CFO and treasurer.  Before that, Mr. Follo, who is a certified public accountant, was with Grant Thornton, an independent public accounting firm, from 1984 to 1994, leaving as a senior audit manager.

Mr. Lessersohn, 51, joined the Times Company in 1987 as a project manager in strategic planning and was named vice president, finance and corporate development for the Company in 2001.  From 1979 until 1987, Mr. Lessersohn held positions of increasing responsibility at The New York Daily News and Affiliated Publications, The Boston Globe’s previous parent company.  He represents the Company on the boards of its two forest products investments and New England Sports Ventures, LLC.

Mr. Stoller, 51, was named vice president, process engineering and corporate controller for The Times Company in 2005.  He joined the Company from Coopers & Lybrand as vice president and corporate controller in 1996.  Before that, Mr. Stoller spent 15 years at R.H. Macy & Company, leaving as senior vice president for control and accounting.  Before working at Macy’s, Mr. Stoller, was an accountant with Deloitte & Touche LLP from 1977 to 1980.  He is a certified public accountant.

Mr. Barrios, 41, was named CFO in 2002 of the New England Media Group, which includes The Boston Globe; BostonWorks; GlobeDirect, the Globe’s direct mail subsidiary; the Worcester Telegram & Gazette; and the related Web sites of both newspapers.  From 2000 to 2001, Mr. Barrios served as president and chief operating officer of Netsilicon, a publicly traded fabless semiconductor company.  From 1994 to 2000, Mr. Barrios served in several financial and general management roles at Praxair, Inc., including his last role as division CFO for the global semiconductor materials business unit and general manager for North American operations of that business.  From 1989 to 1994, Mr. Barrios held several financial management positions for HBO, a Time Warner company.  Mr. Barrios is a certified public accountant.

Mr. Benten, 43, joined the Times Company in 1989 as a financial analyst in the Treasury Department.  He was named vice president in 2003 and treasurer in 2001, after having served as assistant treasurer since 1997.  He has served in various positions in the Treasury Department and the Forest Products Group.  Before joining the Company, Mr. Benten was an accountant at Deloitte & Touche LLP from 1987 to 1989.  He is a certified public accountant.

The New York Times Company (NYSE: NYT), a leading media company with 2005 revenues of $3.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, nine network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

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